Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 21, 2006, relating to the consolidated financial statements of San Diego Gas & Electric Company and subsidiaries (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, effective December 31, 2005) and management’s report on the effectiveness of internal control over financial reporting, appearing the Annual Report on Form 10-K of San Diego Gas & Electric Company for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touch LLP

San Diego, California

April 24, 2006